CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Post-Effective Amendment No. 24 to the Registration Statement of Calvert Cash Reserves Institutional Prime Fund (the "Fund") on Form N-1A (File Numbers 2-76527 and 811-3418) of our reports dated November 6, 1998 on our audit of the financial statements and financial highlights of the Fund, which reports are included in the Annual Report to Shareholders for the year ended September 30, 1998, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopers LLP
Baltimore, Maryland
January 26, 1999